Exhibit 10.2

Change to Director Compensation

As part of their compensation for service on the Board of Directors of CDI Corp. (the “Company”), each non-employee director of the Company receives, at the beginning of the one-year period between annual meetings of the shareholders of the Company, a grant of shares of Time-Vested Deferred Stock (TVDS). The shares of TVDS vest on the third anniversary of the date of grant, at which time they are converted into an equivalent number of shares of CDI common stock. Prior to May 2016, the value of the annual TVDS grant to each non-employee director was $100,000. In May 2016, the Board approved an amendment to this arrangement, imposing a cap of 10,000 shares of TVDS for each annual grant to a director. Under this amendment, the number of shares of TVDS to be granted to each director annually will equal to the lesser of (a) $100,000 divided by the market price of CDI stock on the date of grant and (b) 10,000 shares. This change went into effect with the May 2016 TVDS grants to directors, with the result that the number of shares of TVDS awarded to each director was limited to 10,000. The closing price on the date of grant was $5.64 and, accordingly, the grants had an award date value of $56,400 as compared to $100,000.